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                                                                    EXHIBIT 99.h

                            ADMINISTRATION AGREEMENT

         Agreement dated as of November 30, 1998 by and between State Street Bank and Trust Company, a Massachusetts trust company (the "Administrator"), and Teachers Advisors, Inc. ("Advisors").

         WHEREAS, Advisors is the investment manager to TIAA-CREF Life Funds (the "Funds"), an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act");

         WHEREAS, Advisors and the Fund have entered into an investment management agreement pursuant to which Advisors will provide or arrange to provide overall management to the Fund, including investment management, custody, transfer agency, dividend disbursing, legal, accounting and administrative services; and

         WHEREAS, Advisors desires to retain the Administrator to furnish certain administrative services to the Fund on its behalf, and the Administrator is willing to furnish such services, on the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1. APPOINTMENT OF ADMINISTRATOR

         Advisors hereby appoints the Administrator to act as administrator with respect to the Fund for purposes of providing certain administrative services for the period and on the terms set forth in this Agreement. The Administrator accepts such appointment and agrees to render the services stated herein.

         The Fund will initially consist of the portfolios (each an "Investment Fund") listed in Schedule A to this Agreement. In the event that the Fund establishes one or more additional Investment Funds with respect to which Advisors wishes to retain the Administrator to act as administrator hereunder, Advisors shall notify the Administrator in writing and such Investment Fund shall become subject to the provisions of this Agreement to the same extent as the existing Investment Funds, except with respect to compensation as otherwise provided in the Fee Schedule.

2. DELIVERY OF DOCUMENTS

         Advisors will promptly deliver to the Administrator copies of each of the following documents and all future amendments and supplements, if any:

         a.       The Fund's Declaration of Trust;

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         b.       The Fund's registration statement under the Securities Act of
                  1933, as amended (the "1933 Act"), and the 1940 Act and the Fund's Prospectus(es) and Statement(s) of Additional Information relating to all Investment Funds and all amendments and supplements thereto as in effect from time to time;

         c. Certified copies of the resolutions of either the Board of Trustees of the Fund (the "Board") or Advisors approving (1) Advisors entering into this Agreement and (2) certain individuals on behalf of the Fund to (a) give instructions to the Administrator pursuant to this Agreement and (b) pay expenses;

         d. A copy of the investment management agreement between the Fund and Advisors; and

         e. Such other certificates, documents or opinions which the Administrator may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

3. REPRESENTATION AND WARRANTIES OF THE ADMINISTRATOR

         The Administrator represents and warrants to Advisors that:

         a. It is a Massachusetts trust company, duly organized, existing and in good standing under the laws of The Commonwealth of Massachusetts;

         b. It has the corporate power and authority to carry on its business in The Commonwealth of Massachusetts;

         c. All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

         d. No legal or administrative proceedings have been instituted or threatened which would impair the Administrator's ability to perform its duties and obligations under this Agreement;

         e. Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Administrator or any law or regulation applicable to it;

         f. It has and will continue to have and maintain to the reasonable satisfaction of Advisors the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement; and

         g. Prior to the initial offering of the Fund's shares to the public, the Administrator


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                  will have made all the necessary Notice and any other state securities law filings to offer the Fund's shares in the states in which the Administrator was instructed to do so by Advisors pursuant to Schedules B and C of this Agreement.

4. REPRESENTATIONS AND WARRANTIES OF ADVISORS

         Advisors represents and warrants to the Administrator that:

         a. It has the corporate power and authority under applicable laws and by its charter and by-laws to enter into and perform this Agreement;

         b. All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

         c. The Fund is a business trust, duly organized and existing and in good standing under the laws of the State of Delaware;

         d. The Fund is an investment company properly registered under the 1940 Act;

         e. A registration statement under the 1933 Act and the 1940 Act has been filed by the Fund and will be effective prior to the initial offering of the Fund's shares to the public and will remain effective while the Fund's shares are offered to the public;

         f. No legal or administrative proceedings have been instituted or threatened which would impair Advisors' ability to perform its duties and obligations under this Agreement;

         g. Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of Advisors or any law or regulation applicable to it; and

         h. As of the date of this Agreement, the Fund is authorized to issue shares of beneficial interest, and it will initially offer shares, in the authorized amounts as set forth in Schedule A to this Agreement.

5. ADMINISTRATION SERVICES

         The Administrator shall provide the following services, in each case, subject to the control and direction of Advisors and the review and comment by the Fund's independent accountants and legal counsel and in accordance with procedures which may be established from time to time between Advisors and the
Administrator:


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         a.       Oversee the determination and publication of the Fund's net asset value in accordance with the Fund's policy as adopted from time to time by the Board;

         b. Oversee the maintenance by the Fund's custodian of certain books and records of the Fund as required under Rule 31a-1(b) of the 1940 Act;

         c. Prepare the Fund's federal, state and local income and excise tax returns for review by Advisors and the Fund's independent accountants and officers and filing by a Fund officer or representative;

         d. Review calculation and appropriateness, submit for approval by officers of the Fund and arrange for payment of the Fund's expenses;

         e. Prepare for review and approval by Advisors and officers of the Fund financial information for the Fund's semi-annual and annual reports, proxy statements and other communications required or otherwise to be sent to Fund shareholders, and consult with Advisors regarding arrangements for the printing and dissemination of such reports and communications to shareholders;

         f. Prepare for review by Advisors and officers of and legal counsel for the Fund: (1) the Fund's periodic financial reports required to be filed with the U.S. Securities and Exchange Commission ("SEC") on Form N-SAR and file thereafter; and (2) financial information required by Form N-1A and such other reports, forms or filings as may be mutually agreed upon;

         g. Prepare and distribute reports to Advisors and officers of the Fund relating to the business and affairs of the Fund as may be mutually agreed upon;

         h. Make such reports and recommendations to the Board concerning the performance of the independent accountants as the Board may reasonably request or deems appropriate;

         i. Make such reports and recommendations to the Board concerning the performance and fees of the Fund's custodian as the Board may reasonably request or deems appropriate;

         j. Oversee and review calculations of fees paid to and any out-of-pocket expenses charged by the Fund's investment manager and custodian;

         k. Consult with the Fund's officers, independent accountants, legal counsel, custodian and transfer and dividend disbursing agent ("Transfer Agent") in establishing the accounting policies of the Fund;


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         l.       Review implementation of any dividend reinvestment programs authorized by the Board;

         m. Provide periodic testing of portfolios as may be mutually agreed upon, to assist the Fund's investment manager in complying with Internal Revenue Code mandatory qualification requirements, the requirements of the 1940 Act and Fund prospectus limitations, prepare and disseminate to the officers of the Fund and Advisors reports providing the results of such testing, prepare and distribute to Advisors and officers of the Fund for review, reports determining the amount, if any, of the Fund's required annual distribution to shareholders and prepare and disseminate to the officers of the Fund and Advisors such other reports as may be agreed upon from time to time and as are set forth in Schedule B to this Agreement. Details of the scope of the services provided by the Administrator hereunder shall be documented in the Fund Profile as agreed to by Advisors and the Administrator from time to time;

         n. Arrange for the filing with the SEC by means of the electronic data gathering and receiving system ("EDGAR") amendments to the Fund's registration statement, including updates to the Prospectus and Statement of Additional Information and proxy material, where applicable. Unless otherwise agreed upon between Advisors and the Administrator, the Administrator's sole responsibility with respect to such filings will be to deliver the documents to be filed to a financial printer or other service provider selected or approved by Advisors and to communicate to such financial printer or service provider Advisors' instructions with respect to such filings. Any such financial printer or service provider shall not be deemed to be employed by or associated with the Administrator for purposes of this Agreement and the Administrator shall have no responsibility for the acts or omissions of such financial printer or service provider;

         Subject to review and comment by the Fund and the Fund's legal counsel:

         o.       Make Board presentations where appropriate;

         p. Prepare for review by Advisors and officers of the Fund and file or assist in filing thereafter Rule 24f-2 notices with the SEC;

         q. File by means of EDGAR or other appropriate means annual and semi-annual shareholder reports with the appropriate regulatory agencies; and

         r. Assist the Fund in the handling of routine regulatory examinations and work closely with the Fund's legal counsel in response to any non-routine regulatory matters.


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         The Administrator shall provide the office facilities and the personnel required by it to perform the services contemplated herein.

6. FEES; EXPENSES; EXPENSE REIMBURSEMENT

         The Administrator shall receive from Advisors such compensation for the Administrator's services provided pursuant to this Agreement as may be mutually agreed to by the parties from time to time in a separate fee schedule (the "Fee Schedule").

         Advisors agrees to promptly reimburse the Administrator for any equipment and supplies specially ordered by the Administrator upon Advisors' written request or approval and for any other expenses not contemplated by this Agreement that the Administrator may incur on the Fund's behalf at Advisors' written request or approval.

         The Administrator will bear all expenses that are incurred in the performance of its duties under this Agreement and not specifically assumed by Advisors. Except as noted herein, expenses to be borne by Advisors are: cost of services of the Fund's independent accountants and outside legal and tax counsel (including such counsel's review of the Fund's registration statement, proxy materials, federal and state tax qualification as a regulated investment company and other reports and materials prepared by the Administrator under this Agreement); cost of any services contracted for by Advisors directly from parties other than the Administrator; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Fund (which costs shall be borne by the Fund); investment management fees (which costs shall be borne by the Fund); taxes (which shall be borne by the Fund), insurance premiums and other fees and expenses applicable to the Fund's operation; costs incidental to any meetings of the Fund's shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation, printing and mailing of any proxy materials; costs incidental to Board meetings (except for fees and expenses of the Fund's Trustees who are not "interested persons" as such term is defined in the 1940 Act, which fees and expenses shall be borne by the Fund); the salary and expenses of any officer or employee of the Fund; costs incidental to the preparation, filing, printing and distribution of the Fund's registration statements and any amendments thereto and shareholder reports; cost of typesetting and printing of prospectuses; cost of preparation and filing of the Fund's tax returns, Forms N-1A and N-SAR, and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; and fidelity bond and directors' and officers' liability insurance.

         The Administrator is authorized to and may employ or associate with such person or persons as the Administrator may deem desirable to assist it in performing its duties under this Agreement; provided, however, that the compensation of such person or persons shall be paid by the Administrator and that the Administrator shall be as fully responsible to Advisors or to the Fund for the acts or omissions of any such person or persons as it is for its own acts or omissions.


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7. INSTRUCTIONS AND ADVICE

         At any time, the Administrator may apply to authorized officers of the Fund or Advisors for instructions and may consult with in-house legal counsel for the Fund or the independent accountants for the Fund or at its own cost may consult with its own legal counsel, with respect to any matter arising in connection with the services to be performed by the Administrator under this Agreement. The Administrator shall not be liable, and shall be indemnified by Advisors, for any action taken or omitted by it in good faith and with reasonable care and without negligence in reliance upon any such instructions or advice or upon any paper or document reasonably believed by it to be genuine and to have been signed by the proper person or persons; provided however, with respect to the performance of any action or omission of any action upon such legal advice by its own counsel, the Administrator shall be required to conform to the standard of care set forth herein and further provided that the Administrator shall follow the advice of the Fund's in-house legal counsel in instances where the advice of the Fund's in-house legal counsel and the Administrator's legal counsel differ. The Administrator shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from Advisors. Nothing in this paragraph shall be construed as imposing upon the Administrator any obligation to seek such instructions or advice, or to act in accordance with such advice when received.

8. STANDARD OF CARE, LIMITATION OF LIABILITY AND INDEMNIFICATION

         The Administrator shall exercise reasonable care and diligence in carrying out the provisions of this Agreement. The Administrator shall be responsible for the performance of only such duties as are set forth in this Agreement and, except as otherwise provided under Section 6, shall have no responsibility for the actions or activities of any other party, including other service providers. The Administrator shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance of or failure to perform its duties hereunder unless caused by or resulting from the negligence, willful misconduct or bad faith of the Administrator, its officers, employees or others provided under Section 6. The Administrator shall not be liable for any special, indirect, incidental, or consequential damages of any kind whatsoever (including, without limitation, attorneys' fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder. In any event, for any liability or loss suffered by the Fund including, but not limited to, any liability relating to qualification of the Fund as a regulated investment company or any liability relating to the Fund's compliance with any federal or state tax or securities statute, regulation or ruling, the Administrator's liability under this Agreement shall be limited to its total annual compensation earned by and fees paid to the Administrator hereunder during the twelve months preceding the date of the agreement of settlement of the claim or date of entry of final judgment, provided that in the event that such compensation is less than two million dollars and liabilities or losses suffered by the Fund exceed such compensation, the Administrator shall be liable for up to two million dollars of such liabilities or losses, and further provided that in the event that both such compensation and liabilities or losses exceed ten million dollars, the Administrator's liability hereunder shall be limited to ten million dollars.

         The Administrator shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement caused by acts of God, by equipment or transmission


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failure reasonably beyond its control or by other circumstances reasonably beyond its control, except to the extent that the Administrator shall have failed to use its best efforts to undertake commercially reasonable efforts to minimize the likelihood of occurrence of such circumstances or to mitigate any loss or damage caused to Advisors or the Fund by such circumstances.

         Advisors shall indemnify and hold the Administrator harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by the Administrator resulting from any claim, demand, action or suit in connection with the Administrator's acceptance of this Agreement, any action or omission by the Administrator in the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been duly authorized by authorized officers of Advisors or the Fund, provided that this indemnification shall not apply to actions or omissions of the Administrator, its officers or employees in cases of its or their own negligence, willful misconduct or bad faith.

         Advisors will be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any liability subject to the indemnification provided above. In the event Advisors elects to assume the defense of any such suit and retain counsel, the Administrator or any of its affiliated persons, named as defendant or defendants in the suit, may retain additional counsel but shall bear the fees and expenses of such counsel unless (i) Advisors shall have specifically authorized the retaining of such counsel or (ii) Advisors and the Administrator agree that the retention of such counsel is required as a result of a conflict of interest. The Administrator shall not settle any action, suit, claim or demand which indemnity may be sought hereunder without the prior written approval of Advisors, which approval shall not be unreasonably withheld.

         In addition to the liability of the Administrator under this Section 8, the Administrator shall also be liable to Advisors for all reasonable out-of-pocket costs and expenses incurred by Advisors in connection with any claim by Advisors against the Administrator arising from the obligations of the Administrator hereunder, including, without limitation, all reasonable attorneys' fees and expenses incurred by Advisors in asserting any such claim, and out-of-pocket expenses incurred by Advisors in connection with any lawsuits or proceedings relating to such claim, provided that Advisors has recovered from the Administrator for such claim.

         The indemnification provisions contained herein shall survive the termination of this Agreement.

9. CONFIDENTIALITY

         The Administrator agrees that, except as otherwise required by law or in connection with any required disclosure to a banking or other regulatory authority, it will keep confidential all records and information in its possession relating to Advisors and the Fund or its shareholders or shareholder accounts and will not disclose the same to any person except at the request or with the written consent of Advisors or the Fund. The Administrator further agrees that it shall use such records and information solely for the purposes authorized in this Agreement.


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10. COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS; RECORDS

         Without derogating any of the Administrator's responsibilities under this Agreement, Advisors assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to the Fund. In performing all services under this Agreement, the Administrator shall act in conformity with the Fund's Declaration of Trust and any amendments thereto, Board authorizations and determinations and the fundamental policies of the Fund as reflected in the Fund's registration statement.

         In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Administrator agrees that all records which it maintains for the Fund shall at all times remain the property of the Fund, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request. The Administrator further agrees that all records which it maintains for the Fund pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records shall be surrendered in usable machine-readable form or such other formats as reasonably requested by Advisors or the Fund.

11. SERVICES NOT EXCLUSIVE

         The services of the Administrator to Advisors are not to be deemed exclusive, and the Administrator shall be free to render similar services to others; provided however that the Administrator shall equitably allocate its resources in supplying services to Advisors and others. The Administrator shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by Advisors from time to time, have no authority to act or represent Advisors or the Fund in any way or otherwise be deemed an agent of either Advisors or of the Fund.

12. INSPECTION AND AUDITS

         The Administrator shall permit Advisors or the Fund, during the term of this Agreement, upon reasonable prior notice, to conduct periodic inspections of any properties, documents, books, reports workpapers and other records of the Fund or Advisors in the possession of the Administrator relating to any service, product or work provided to Advisors or the Fund by the Administrator in connection with this Agreement.

         The Administrator agrees to provide reasonable notice to Advisors or the Fund of any meeting between the Administrator and the Fund's independent accountants and to allow representatives of Advisors or the Fund to attend any such meeting.

         The Administrator agrees to furnish to Advisors or the Fund annual reports under SAS 70 prepared by an independent auditing firm.


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13. NOTIFICATION OF CONTACTS BY REGULATORS

         The Administrator shall promptly notify Advisors or the Fund of any and all legal notices received by or served on the Administrator with respect to the Fund. The Administrator shall promptly notify Advisors or the Fund of all other contacts received by the Administrator from any regulatory department or agency or other governmental authority purporting to regulate Advisors or the Fund and not the Administrator, regarding the Administrator's duties and activities under this Agreement. The Administrator will cooperate with Advisors and the Fund in responding to these contacts, with Advisors responsible for the costs and expenses thereof.

14. TERM, TERMINATION AND AMENDMENT

         This Agreement shall become effective as of the date first written above. The Agreement shall remain in effect until July 16, 2002 provided, however, that: (i) either party may terminate this Agreement without prejudice to any other remedy it may have, upon the material breach of this Agreement provided, however, that the non-breaching party shall have given the breaching party written notice of such breach and that the breaching party cannot or shall not have cured to the reasonable satisfaction of the non-breaching party any such breach within thirty (30) days of such notice; and (ii) the Administrator shall have the right to terminate this Agreement upon the termination by Advisors or the Fund of the Custodian Contract between the Administrator, Advisors and the Fund dated November 19, 1998 within the first five years of effectiveness of the Custodian Contract. Termination shall become effective in 120 days after the end of the 30 day cure period in the case of (i) above and concurrently with effective termination of the Custodian Contract in the case of
(ii) above. This Agreement shall automatically continue in effect after such five year period unless terminated by Advisors on ninety (90) days' prior written notice to the Administrator, or by the Administrator on one hundred eighty (180) days' prior written notice to Advisors, with such termination to be effective at the time specified in the written notice. Termination of this Agreement with respect to any given Investment Fund shall in no way affect the continued validity of this Agreement with respect to any other Investment Fund. Administrator shall, at Advisors expense, transfer all records maintained by the Administrator under this Agreement and shall cooperate in the transfer of its duties and responsibilities under this Agreement. This Agreement may be modified or amended from time to time by mutual written agreement of the parties hereto.

15. YEAR 2000

         The Administrator will take reasonable steps to ensure that its products (and those of its third-party suppliers) reflect the available state of the art technology to offer products that are Year 2000 compliant, including, but not limited to, century recognition of dates, calculations that correctly compute same century and multi century formulas and date values, and interface values that reflect the date issues arising between now and the next one-hundred years, and if any changes are required, the Administrator will make the changes to its products at no cost to Advisors and in a commercially reasonable time frame and will require third-party suppliers to do likewise.


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16. NOTICES

         Any notice or other communication authorized or required by this Agreement to be given to either party shall be in writing and deemed to have been given when delivered in person or by confirmed facsimile, or posted by certified mail, return receipt requested, to the following address (or such other address as a party may specify by written notice to the other): if to
Advisors: Teachers Advisors, Inc., 730 Third Avenue, New York, New York 10017,
Attn: Peter C. Clapman, Esq., Senior Vice President, Secretary and Chief Counsel, Investments, fax: (212) 916-5813; if to the Administrator: State Street Bank and Trust Company, 1776 Heritage Drive, North Quincy, Massachusetts 02171,
Attn: Mutual Funds Legal Division, fax: (617) 985-2497.

17. NON-ASSIGNABILITY

         This Agreement shall not be assigned by either party hereto without the prior consent in writing of the other party.

18. SUCCESSORS

         This Agreement shall be binding on and shall inure to the benefit of Advisors and the Administrator and their respective permitted assigns.

19. ENTIRE AGREEMENT

         This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.

20. WAIVER

         The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

21. SEVERABILITY

         If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.


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22. GOVERNING LAW

         This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New York.

23. REPRODUCTION OF DOCUMENTS

         THIS AGREEMENT AND ALL SCHEDULES, EXHIBITS, ATTACHMENTS AND AMENDMENTS HERETO MAY BE REPRODUCED BY ANY PHOTOGRAPHIC, PHOTOSTATIC, MICROFILM, MICRO-CARD, MINIATURE PHOTOGRAPHIC OR OTHER SIMILAR PROCESS. THE PARTIES HERETO ALL/EACH AGREE THAT ANY SUCH REPRODUCTION SHALL BE ADMISSIBLE IN EVIDENCE AS THE ORIGINAL ITSELF IN ANY JUDICIAL OR ADMINISTRATIVE PROCEEDING, WHETHER OR NOT THE ORIGINAL IS IN EXISTENCE AND WHETHER OR NOT SUCH REPRODUCTION WAS MADE BY A PARTY IN THE REGULAR COURSE OF BUSINESS, AND THAT ANY ENLARGEMENT, FACSIMILE OR FURTHER REPRODUCTION OF SUCH REPRODUCTION SHALL LIKEWISE BE ADMISSIBLE IN EVIDENCE.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

                           TEACHERS ADVISORS, INC.

                           By: /s/ Scott C. Evans
                           Name: Scott C. Evans
                           Title: Executive Vice President

                           STATE STREET BANK AND TRUST COMPANY

                           By: /s/ Kathleen Cuowlo
                           Name: Kathleen Cuowlo
                           Title: Senior Vice President


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ADMINISTRATION AGREEMENT
TIAA-CREF LIFE FUNDS

                                   SCHEDULE A
                LISTING OF INVESTMENT FUNDS AND AUTHORIZED SHARES

Investment Fund                              Authorized Shares

Stock Index Fund                             unlimited number of shares
                                             authorized for all Investment
                                             Funds


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                                   SCHEDULE B

                                    TIAA-CREF
                         LISTING OF REPORTS PREPARED BY
                   STATE STREET FUND ADMINISTRATION DEPARTMENT

REPORT NAME                                                            FREQUENCY

Reports on Compliance with SEC and IRS
  Restrictions in accordance with the Fund Profile     Monthly or more
                                                            frequently, if
                                                            requested and agreed
                                                            to by the parties.

Annual and Semi-Annual Financial Statements                          Bi-Annually

Form N-SAR                                                           Bi-Annually

24f-2 Filing Report                                                    Annually

Form 1099 Misc.                                                        Annually

Form 1096                                                              Annually

Form 1042 and 1042S                                                    Annually

Form 1902-AP                                                           Annually

Form 1902-b                                                            Annually

Form 8613                                                              Annually

Form 2758                                                              As needed

Form 1120 RIC                                                          Annually

Form 7004                                                              As needed

Form 6847                                                              As needed

Sec. 852(b)(3)(C) Notification                                         As needed

State and local income and excise tax filings                          As needed